Filed Pursuant to Rule 433 under the Securities Act

Registration Statement No. 333-275151

Issuer Free Writing Prospectus dated May 11, 2026

CUSIP #: 63743H GG1

ISIN#: US63743HGG11

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

Medium-Term Notes, Series D

With Maturities of Nine Months or More from Date of Issue

Floating Rate Notes

Issuer:	National Rural Utilities Cooperative Finance Corporation

Expected Ratings*:	A2 / A (Moody’s / Fitch)

Principal Amount:	$300,000,000

Security Type:	Senior Unsecured

Interest Rate Basis:	Floating rate based on Compounded SOFR, calculated and reset quarterly

Spread:	+55 basis points

Issue Price:	100% of Principal Amount

Trade Date:	May 11, 2026

Original Issue Date:	June 1, 2026 (T+14)

Maturity Date:	December 3, 2027

Interest Payment Dates:	Each March 3, June 3, September 3 and December 3, commencing September 3, 2026

Interest Payment Date Convention:	Modified Following Business Day, Adjusted

Day Count:	Actual/360

Payment at Maturity:	The payment at maturity will be 100% of the Principal Amount plus accrued and unpaid interest, if any

Optional Redemption:	None

Basis:	As Principal

Agent:	Mizuho Securities USA LLC

Form of Note:	Book-Entry
(Book-Entry or Certificated)

Denominations:	$2,000 x $1,000

Other Terms:

The following replaces and supersedes the text under the heading “Plan of Distribution (Conflicts of Interest) – Selling Restrictions – United Kingdom” contained in the Company's Prospectus Supplement dated October 27, 2023.

United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is neither: (i) a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); nor (ii) a qualified investor as defined in (a) Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA and as amended or (b) paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

* Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the notes will be made against payment therefor on or about June 1, 2026 which is the fourteenth trading day following the date hereof (such settlement cycle being referred to as T+14). Purchasers of notes should note that the ability to settle secondary market trades of the notes effected prior to the first business day before the settlement date may be affected by the T+14 settlement. Accordingly, purchasers who wish to trade the notes prior to the first business day before the settlement date will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own legal advisors.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Mizuho Securities USA LLC by calling toll free at (866) 271-7403.